                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                         DIGITAL EQUIPMENT CORPORATION
                (Name of Registrant as Specified In Its Charter)


                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

- --------------------------------------------------------------------------------

[LOGO]

                                                              September 19, 1996

Dear Fellow Stockholder:

     You are cordially invited to attend our Annual Meeting of Stockholders, which will be held this year on Thursday, November 14, 1996, at 11:00 A.M., at the World Trade Center, Commonwealth Pier, 164 Northern Avenue, Boston, Massachusetts.

     Robert Everett will be retiring from the Board of Directors on November 14, 1996. We are extremely grateful to him for his many contributions to Digital during his ten years of service as a Director and we will miss his involvement with the Board.

     The notice of meeting and proxy statement that follow describe the business to be conducted at the meeting. We also will give a presentation on the current status of our business.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, I urge you to complete, sign, date and return your proxy ballot in the envelope provided. If the address on the accompanying material is incorrect, please advise our Investor Services Department in writing at 111 Powdermill Road, Maynard, Massachusetts 01754.

                                        For the Board of Directors,

                                        /s/ Robert B. Palmer
                                        ROBERT B. PALMER
                                        Chairman of the Board, President and
                                        Chief Executive Officer

DIGITAL EQUIPMENT CORPORATION, 111 POWDERMILL ROAD, MAYNARD, MASSACHUSETTS 01754

                            YOUR VOTE IS IMPORTANT.
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                         DIGITAL EQUIPMENT CORPORATION
- --------------------------------------------------------------------------------
                         NOTICE OF 1996 ANNUAL MEETING
- --------------------------------------------------------------------------------

To the Stockholders of DIGITAL EQUIPMENT CORPORATION:

     Notice is hereby given that the Annual Meeting of Stockholders of Digital Equipment Corporation, a Massachusetts corporation, will be held on Thursday, November 14, 1996, at 11:00 A.M., at the World Trade Center, Commonwealth Pier, 164 Northern Avenue, Boston, Massachusetts, for the following purposes:

     1. To elect three members to the Board of Directors to serve for a three-year term as Class I Directors.

     2. To approve an amendment to the 1968 Employee Stock Purchase Plan to increase the number of shares subject thereto by 5,000,000 shares.

     3. To approve an amendment to the 1981 International Employee Stock Purchase Plan to increase the number of shares subject thereto by 2,500,000 shares.

     4. To ratify the selection of the firm of Coopers & Lybrand L.L.P. as auditors for the fiscal year ending June 28, 1997.

     5. To transact such other business as may properly come before the meeting.

     Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on September 16, 1996, the record date fixed by the Board of Directors for such purpose.

                                        By Order of the Board of Directors,

                                        /s/ Gail S. Mann
                                        GAIL S. MANN, Clerk

September 19, 1996
- --------------------------------------------------------------------------------

     STOCKHOLDERS ARE REQUESTED TO SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE TO DIGITAL EQUIPMENT CORPORATION, P.O. BOX 1006, NEW YORK, NEW YORK 10269.

                         ------------------------------
                                PROXY STATEMENT
                         ------------------------------

                                  INTRODUCTION

     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Digital Equipment Corporation (the "Corporation") for use at the 1996 Annual Meeting of Stockholders (the "Meeting").

     An Annual Report to Stockholders, containing financial statements for the fiscal year ended June 29, 1996, has been sent to all stockholders entitled to vote. This proxy statement and form of proxy were first sent to stockholders on or about the date of the accompanying Notice of 1996 Annual Meeting.

     Only common stockholders of record as of the close of business on September 16, 1996 will be entitled to vote at the Meeting and any adjournments thereof. As of that date, 154,324,142 shares of Common Stock of the Corporation (excluding treasury shares) were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by written notice to the Clerk of the Corporation. In addition, stockholders attending the Meeting may revoke their proxies at that time.

     The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. An automated system administered by the Corporation's solicitation agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

     The persons named as attorneys in the proxies are directors and/or officers of the Corporation. All properly executed proxies returned in time to be cast at the Meeting, if no contrary instruction is indicated, will be voted as stated below under "Election of Directors." In addition to the election of Class I Directors, the stockholders will consider and vote upon proposals to (i) approve an amendment to the 1968 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder; (ii) approve an amendment to the 1981 International Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder; and (iii) ratify the selection of auditors. Where a choice has been specified on the proxy with respect to these matters, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is indicated. Directors are elected by a plurality of votes cast and the affirmative vote of a majority of the shares present or represented at the Meeting and voting on such other matters is required for approval of those matters.

     The Corporation knows of no other matter to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Corporation will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Corporation is divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The directors in Class II will be nominees for election to three-year terms at the 1997 Annual Meeting of Stockholders and the directors in Class III will be nominees for election to three-year terms at the 1998 Annual Meeting of Stockholders.

     The present term of office for the directors in Class I ("Class I Directors") expires at the Meeting. Kathleen F. Feldstein and Robert B. Palmer were each elected at the Annual Meeting of Stockholders held November 4, 1993, and are nominees for re-election to a three-year term as Class I Directors. Frank P. Doyle was elected to the Board on August 24, 1995 and is a nominee for election for the first time to a three-year term as a Class I Director. If re-elected or elected, as the case may be, the Class I Director nominees will hold office until the Annual Meeting of Stockholders to be held in 1999 and until their successors have been duly elected and have qualified. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee will be voted (unless one or more nominees is unable or unwilling to serve) for the election of all nominees for Class I Directors. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or the Board of Directors will fix the number of directors at a lesser number.

     Set forth below is information with respect to each nominee for a Class I Director to be elected at the Meeting and for each Class II Director and Class III Director whose term of office continues after the Meeting. With the exception of Frank P. Doyle, all of the directors were previously elected by the stockholders.

NOMINEES TO SERVE AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING AT THE 1999 ANNUAL MEETING (CLASS I DIRECTORS)

     FRANK P. DOYLE

        Mr. Doyle, age 65, retired in December 1995 as an Executive Vice President of General Electric Company ("GE"). Mr. Doyle had been an Executive Vice President of GE and a member of its corporate executive office since July 1992 and was a Senior Vice President from 1981 to July 1992. He is a director of the Paine Webber Group Inc., Roadway Express, Inc., and Educational Testing Service. Mr. Doyle was elected a director of the Corporation in August 1995 and is a member of the Audit Committee and the Strategic Direction Committee.

     KATHLEEN F. FELDSTEIN

        Dr. Feldstein, age 55, has been President of Economics Studies, Inc., an economics consulting firm, since 1987. Dr. Feldstein is presently a director of Bank America Corporation, Conrail Corporation and The John Hancock Mutual Life Insurance Company. Dr. Feldstein has been a director of the Corporation since 1993 and is a member of the Audit Committee.

     ROBERT B. PALMER

        Mr. Palmer, age 56, has been President and Chief Executive Officer of the Corporation since October 1992, and Chairman of the Board since May 1995. Mr. Palmer joined the Corporation in 1985 and served as Vice President, Semiconductor and Interconnect Technology until 1990, and as Vice President, Manufacturing, Logistics and Component Engineering from 1990 to 1992. From 1983 to 1985, he was Executive

        Vice President of Semiconductor Operations at Mostek Corporation ("Mostek"), a subsidiary of United Technologies Corporation. Mr. Palmer was a co-founder of Mostek, where he held a series of senior management positions prior to its acquisition in 1980 by United Technologies Corporation. Mr. Palmer is a director of AlliedSignal Inc. Mr. Palmer has been a director of the Corporation since 1992 and is Chairman of the Strategic Direction Committee.

DIRECTORS SERVING A TERM EXPIRING AT THE 1997 ANNUAL MEETING (CLASS II
DIRECTORS)

     VERNON R. ALDEN

        Mr. Alden, age 73, was Chairman of the Board and Executive Committee of The Boston Company, Inc., a financial services company, from 1969 to 1978. He was President of Ohio University from 1962 to 1969. Mr. Alden is a director of Augat, Inc., Colgate-Palmolive Company, Intermet Corporation and Sonesta International Hotels Corporation. He is also a trustee of several cultural and educational organizations. He has been a director of the Corporation since 1959 and is a member of the Audit Committee and Nominating Committee.

     THOMAS L. PHILLIPS

        Mr. Phillips, age 72, retired as Chairman of the Board and Chief Executive Officer of Raytheon Company ("Raytheon") in March 1991, having served as Chief Executive Officer since 1968, and as Chairman of the Board since 1975. He has been a director of Raytheon since 1962. Mr. Phillips is also a director of SRA International, Inc., State Street Research and Management Co. and Knight-Ridder, Inc. Mr. Phillips has been a director of the Corporation since 1991. He is Chairman of the Compensation and Management Development Committee and is a member of the Nominating Committee.

     DELBERT C. STALEY

        Mr. Staley, age 72, was Chairman, Chief Executive Officer and a director of NYNEX Corporation ("NYNEX") from 1983 until his retirement in September 1989. He continued serving as a director of NYNEX and served as Chairman of NYNEX International Management Committee until October 1991. Mr. Staley is a director of Polaroid Corporation and SRA International, Inc., and is Chairman of Alcatel Network Systems Inc. Mr. Staley has been a director of the Corporation since 1993 and is a member of the Compensation and Management Development Committee and Strategic Direction Committee.

DIRECTORS FOR A THREE-YEAR TERM EXPIRING AT THE 1998 ANNUAL MEETING (CLASS III DIRECTORS)

     COLBY H. CHANDLER

        Mr. Chandler, age 71, retired as Chairman of the Board and Chief Executive Officer of Eastman Kodak Company ("Kodak") in May 1990. Prior to that time he had been Chief Executive Officer, Chairman of the Board and Chairman of the Executive Committee of Kodak since July 1983. He assumed the presidency of Kodak in January 1977. Mr. Chandler was a director of Kodak from 1974 to 1993. He is also a director of J. C. Penney Company, Inc. Mr. Chandler has been a director of the Corporation since 1989. He is Chairman of the Audit Committee and a member of the Nominating Committee.

     ARNAUD DE VITRY

        Mr. de Vitry, age 70, is an engineering consultant. From 1980 to 1990, Mr. de Vitry was Chairman of the Board and Chief Executive Officer of Eureka SICAV, France, an investment company. He is a director of Ionics, Incorporated. Mr. de Vitry has been a director of the Corporation since 1957 and is Chairman of the Nominating Committee.

     THOMAS P. GERRITY

        Dr. Gerrity, age 55, has served as Dean of the Wharton School of the University of Pennsylvania since July 1990. From 1969 to 1989, Dr. Gerrity was chief executive officer of Index Group, Inc. ("Index"), an information technology consulting company he founded. In 1988, Index became part of Computer Sciences Corporation ("CSC") and Dr. Gerrity was subsequently appointed president of CSC's commercial professional services group, CSC Consulting. Dr. Gerrity is presently a director of the Federal National Mortgage Association, Melville Corporation, Reliance Group Holdings, Inc. and Sun Company, Inc. He has been a director of the Corporation since 1992, and is a member of the Compensation and Management Development Committee and Strategic Direction Committee.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     Shown below is certain information as of August 14, 1996, with respect to beneficial ownership of shares of the Corporation's Common Stock and of Depositary Shares, each representing one-fourth of a share of the Corporation's
Series A 8 7/8% Cumulative Preferred Stock (the "Depositary Shares"), by each director (including the three nominees for Class I Directors), by each executive officer named in the Summary Compensation Table set forth on page 12 and by all directors and executive officers as a group. Unless otherwise indicated, the named person or members of the group possess sole voting and investment power with respect to the shares.

    BENEFICIAL OWNER                                        SHARES BENEFICIALLY OWNED
    ----------------                                        -------------------------
    Vernon R. Alden.........................................         48,126(1)(2)
                                                                      4,000(3)
    Colby H. Chandler.......................................         10,000(1)
                                                                      5,137(4)
    Arnaud de Vitry.........................................        113,260(1)(5)
    Frank P. Doyle..........................................          1,000(6)
    Robert R. Everett.......................................          6,300(1)
                                                                      1,502(4)
    Kathleen F. Feldstein...................................          4,000(7)
    Thomas P. Gerrity.......................................         16,000(8)
    Robert B. Palmer........................................        577,719(9)
    Thomas L. Phillips......................................         10,000(1)
    Delbert C. Staley.......................................          5,000(7)
    Charles F. Christ.......................................        111,617(10)
    Enrico Pesatori.........................................        102,429(11)
    John J. Rando...........................................         89,472(12)
    William D. Strecker.....................................         94,935(13)
    All directors and executive officers as a group (18
      persons)..............................................      1,495,793(14)

- ---------------

      (1) Includes 5,000 shares of Common Stock which the director has the right to acquire by exercise of a stock option granted pursuant to the Corporation's 1990 Stock Option Plan for Nonemployee Directors ("1990 Nonemployee Directors Plan").

      (2) Includes 22,357 shares of Common Stock held by Mr. Alden's wife, as to which shares Mr. Alden disclaims beneficial ownership.

      (3) Represents 4,000 Depositary Shares. These Depositary Shares represent less than 1% of the Corporation's issued and outstanding Depositary Shares and Preferred Stock.

      (4) Represents Common Stock units under the directors' deferred compensation plan described on pages 10 and 11. Under the plan, nonemployee directors may elect to defer receipt of all or a portion of their compensation in the form of Common Stock units. Common Stock units carry no voting rights.

      (5) Includes 104,660 shares of Common Stock held by Mr. de Vitry's wife, as to which shares Mr. de Vitry disclaims beneficial ownership.

      (6) Represents 1,000 shares of Common Stock which Mr. Doyle has the right to acquire by exercise of a stock option granted pursuant to the Corporation's 1990 Nonemployee Directors Plan.

      (7) Includes 3,000 shares of Common Stock which the director has the right to acquire by exercise of a stock option granted pursuant to the Corporation's 1990 Nonemployee Directors Plan.

      (8) Includes 4,000 shares of Common Stock which Dr. Gerrity has the right to acquire by exercise of a stock option granted pursuant to the Corporation's 1990 Nonemployee Directors Plan.

      (9) Includes 554,700 shares of Common Stock which Mr. Palmer has the right to acquire by exercise of stock options, 127,800 of which are subject to restrictions on disposition which lapse over time. Also includes 8,687 shares awarded as restricted stock under the Corporation's 1990 Equity Plan that remain subject to restrictions on disposition which lapse over time. Does not include 8,000 shares awarded as restricted stock under the Corporation's 1995 Equity Plan on August 21, 1996.

     (10) Includes 107,350 shares of Common Stock which Mr. Christ has the right to acquire by exercise of stock options, 13,000 of which are subject to restrictions on disposition which lapse over time. Also includes 1,687 shares of Common Stock awarded as restricted stock under the Corporation's 1990 Equity Plan that remain subject to restrictions on disposition which lapse over time.

     (11) Includes 99,000 shares of Common Stock which Mr. Pesatori has the right to acquire by exercise of stock options. Mr. Pesatori resigned as an officer and employee of the Corporation in July 1996. See "Employment Arrangements."

     (12) Includes 83,565 shares of Common Stock which Mr. Rando has the right to acquire by exercise of stock options, 8,650 of which are subject to restrictions on disposition which lapse over time. Also includes 1,687 shares awarded as restricted stock under the Corporation's 1990 Equity Plan that remain subject to restrictions on disposition which lapse over time.

     (13) Includes 84,800 shares of Common Stock which Mr. Strecker has the right to acquire by exercise of stock options, 13,200 of which are subject to restrictions on disposition which lapse over time. Also includes 1,866 shares of Common Stock held by Mr. Strecker's wife, 125 of which are subject to restrictions on disposition which lapse over time, and 1,734 shares of Common Stock which Mr. Strecker's wife has the right to acquire by exercise of stock options, as to all of which shares Mr. Strecker disclaims beneficial ownership. In addition, includes 5,125 shares awarded to Mr. Strecker as restricted stock under the Corporation's 1990 Equity Plan that remain subject to restrictions on disposition which lapse over time.

     (14) The group is comprised of the executive officers named in the Summary Compensation Table on page 12 and those persons who were directors and executive officers of the Corporation on August 14, 1996. Includes 1,133,655 shares of Common Stock which the directors and executive officers as a group have the right to acquire by exercise of stock options granted under the Corporation's stock plans, 186,290 of which are subject to restrictions on disposition which lapse over time. In addition, includes 130,631 shares held by family members of officers or directors, as to which shares the applicable officer or director disclaims beneficial ownership. Also includes 22,083 shares awarded as restricted stock under the Corporation's 1990 Equity Plan and 1995 Equity Plan that remain subject to restrictions on disposition that lapse over time. Excludes 4,000 Depositary Shares held by such directors and executive officers. The 1,495,793 shares held by all directors and executive officers as a group would represent less than 1% of the Corporation's issued and outstanding Common Stock, assuming exercise of the stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on a review of the forms and written representations received by the Corporation pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Corporation believes that during the period July 2, 1995 through June 29, 1996, the directors and executive officers complied with all applicable Section 16 filing requirements except that a report for William D. Strecker, a Vice President, was filed four months late with respect to an award of restricted stock to his wife.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of the recent most practicable date as to the group, who to the knowledge of management, beneficially owned more than 5% of the shares of Common Stock of the Corporation.

                                                         AMOUNT AND
                                                         NATURE OF
                                                         BENEFICIAL         PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                     OWNERSHIP          OF CLASS
- ------------------------------------                     ----------         --------
FMR Corp...............................................  10,820,185(1)(2)    7.04%(2)
   82 Devonshire Street
   Boston, Massachusetts 02109

- ---------------

     (1) FMR Corp. disclaims beneficial ownership of 12,200 of such shares held by Fidelity International Limited ("FIL"). Prior to June 30, 1980, FIL was a majority-owned subsidiary of FMR Corp. On that date, the shares of FIL held by Fidelity were distributed as a dividend to the shareholders of FMR Corp. FIL currently operates as an entity independent of FMR Corp.

     (2) Information obtained from Amendment No. 3 to Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on or about July 10, 1996.

COMMITTEES OF THE BOARD

     The Board of Directors has an Audit Committee, a Compensation and Management Development Committee (formerly, the Compensation and Stock Option Committee), a Nominating Committee and a Strategic Direction Committee. The Audit Committee selects the independent auditors to be employed by the Corporation, subject to ratification by the Corporation's stockholders, reviews generally the internal and external audit plans and the results thereof, and reviews generally the Corporation's internal controls with the internal and external auditors. The members of the Audit Committee are Mr. Chandler, Chairman, and Messrs. Alden and Doyle and Dr. Feldstein.

     The Compensation and Management Development Committee reviews and recommends to the Board the compensation of directors, reviews the compensation of senior management and reviews and recommends to the Board the adoption of any compensation plans in which directors and officers are eligible to participate. The Committee also administers and interprets the Corporation's stock plans and, subject to the provisions of the plans, selects the employees who are to participate in such plans and determines the terms of their participation. The members of the Compensation and Management Development Committee are Mr. Phillips, Chairman, and Mr. Everett, Dr. Gerrity and Mr. Staley.

     The Nominating Committee is responsible for nominations to the Board of Directors. The members of the Nominating Committee are Mr. de Vitry, Chairman, and Messrs. Alden, Chandler, and Phillips. The Nominating Committee will consider highly qualified candidates proposed in writing by stockholders. Stockholders who wish to propose a nomination should submit the person's name and background information to the Clerk of the Corporation.

     The Strategic Direction Committee reviews and makes recommendations to the Board on alternative strategic initiatives for the Corporation, taking into account competitive and industry factors, technical developments, corporate goals and the corporate resources necessary to implement alternative initiatives. The members of the Strategic Direction Committee are Mr. Palmer, Chairman, and Messrs. Doyle and Everett, Dr. Gerrity and Mr. Staley.

     The Board of Directors held ten meetings during the fiscal year ended June 29, 1996, the Audit Committee met five times, the Compensation and Management Development Committee met six times, the Nominating Committee met two times and the Strategic Direction Committee met two times. All directors attended more than 75% of the total number of meetings of the Board and the committees on which they serve.

COMPENSATION OF DIRECTORS

     Each director who is not also an employee of the Corporation received a retainer of $25,000 for his or her services during the fiscal year ended June 29, 1996, plus $1,000 for each Board meeting and each committee meeting attended. Directors are also reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

     Directors may defer all or any part of their retainer or meeting fees pursuant to a deferred compensation plan. Pursuant to the plan, nonemployee directors of the Corporation may elect to defer receipt of all or a specified portion of their compensation in the form of cash, with an interest rate related to the ten-year U.S. Government Rate, or in the form of units, the value of each unit initially being equal to the average fair market value of one share of the Common Stock of the Corporation on the ten trading days preceding the date the compensation being deferred would otherwise be payable. The plan provides that compensation deferred under the plan, whether in the form of cash or units, will be paid out in cash after a deferral period of at least three years. Directors may elect that compensation so deferred be paid out in a lump sum or in up to fifteen annual installments. Payment of compensation deferred under the plan commences in January of the year following the last year of the deferral period.

     Pursuant to a retirement plan for nonemployee directors adopted in May 1987, each nonemployee director of the Corporation on the date of adoption of the plan, and every other nonemployee director who is 70 years of age or older, who has completed at least five years of service on the Board and who commenced service as a director prior to January 1, 1995, is entitled upon termination of service to an annualized benefit for life which is equal to the annual retainer for nonemployee directors in effect on the date of termination of service. The plan also provides for coordinated disability benefits for all participating nonemployee directors equal to the annual retainer in effect on the date of total disability.

     Each nonemployee director of the Corporation also participates in the 1995 Stock Option Plan for Nonemployee Directors (the "1995 Nonemployee Directors Plan"). The 1995 Nonemployee Directors Plan provides that annually, on the date of the Annual Meeting of Stockholders, (i) each director who commenced service as a director of the Corporation prior to January 1, 1995 and whose service as a director will continue after such Annual Meeting, receives an option to purchase 1,000 shares of the Corporation's Common Stock at a price equal to 100% of the fair market value of the Corporation's Common Stock on the date of grant and
(ii) any director who commenced service as a director of the Corporation after January 1, 1995 and whose service as a director will continue after such Annual Meeting receives an option to purchase 2,500 shares of the Corporation's Common Stock at a price equal to 100% of the fair market value of the Corporation's Common Stock on the date of grant. The options become exercisable at the rate of 33% on the first and second anniversaries of the date of grant and 34% on the third anniversary of the date of grant. The options expire ten years from the date of grant, unless terminated earlier in accordance with the terms of the Plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table shows compensation for the Chief Executive
Officer and the four other most highly compensated executive officers for the fiscal year ended June 29, 1996. Enrico Pesatori resigned as an executive officer and employee of the Corporation in July 1996.

                                                                         LONG-TERM
                                     ANNUAL COMPENSATION            COMPENSATION AWARDS
                              ----------------------------------   ----------------------
                                                       OTHER       RESTRICTED                   ALL
                                                       ANNUAL        STOCK         STOCK       OTHER
NAME AND                       SALARY     BONUS     COMPENSATION     AWARDS       OPTIONS   COMPENSATION
PRINCIPAL POSITION     YEAR     ($)       ($)(1)       ($)(2)         ($)           (#)        ($)(4)
- ------------------     ----   --------   --------   ------------   ----------     -------   ------------
Robert B. Palmer.....  1996   $900,016   $      0     $      0      $302,000(7)   185,000(6)   $24,923
  Chairman of the      1995    900,016    375,000            0       399,609(3)   300,000            0
  Board, President,    1994    900,016          0            0             0      120,000            0
  Chief Executive
    Officer

Charles F. Christ....  1996    425,006          0            0             0       65,000(6)     9,750
  Vice President       1995    425,006    175,000            0       338,859(3)   135,000(5)         0
                       1994    315,016          0            0             0       60,000            0

Enrico Pesatori......  1996    650,000          0       31,919             0            0            0
  Vice President       1995    650,000    220,000       31,919       191,813(3)   150,000(5)         0
                       1994    569,242          0      116,899       195,620(8)    75,000            0

John J. Rando........  1996    400,960          0            0             0       65,000(6)    10,907
  Vice President       1995    348,089    175,000            0       143,859(3)   125,000(5)         0
                       1994    259,052          0            0             0       50,000            0
William D.
  Strecker...........  1996    450,008          0            0             0       65,000(6)    10,617
  Vice President       1995    450,008    110,000            0        95,906(3)    60,000(5)         0
                       1994    427,891          0            0             0       50,000            0

- ---------------

     (1) Represents a cash bonus earned by such individual in fiscal year 1995 and paid during the first quarter of fiscal year 1996.

     (2) Represents customary one-time relocation and allowance payments to executives joining the Corporation. Mr. Pesatori's compensation for each of the fiscal years ended June 29, 1996, July 1, 1995 and July 2, 1994 includes 20% of the original principal amount of a


$150,000 loan from the Corporation, and for each fiscal year, accrued interest, which amounts were forgiven.

     (3) Represents the dollar value on August 14, 1995, the award date, of an award to such individual of restricted Common Stock. On such date, the fair market value of the Common Stock was $42.625. Each of Messrs. Palmer, Christ, Pesatori, Rando and Strecker were granted 9,375, 3,375, 4,500, 3,375 and 2,250 shares of restricted Common Stock, respectively. Restrictions with respect to 50% of these shares lapsed on February 14, 1996 and the remaining restrictions will lapse on February 14, 1997 except with respect to 2,250 of the shares of restricted stock awarded to Mr. Pesatori, all of which were canceled upon his resignation as an officer and employee of the Corporation in July 1996. In the case of Mr. Christ, also represents the dollar value on October 7, 1994, the award date, of an award of 7,500 shares of restricted Common Stock. On such date, the fair market value of the Common Stock was $26.00. Restrictions with respect to 50% of these shares lapsed on April 7, 1995 and the remaining restrictions lapsed on October 7, 1995. If the Corporation were to begin to pay dividends on its Common Stock, holders of restricted Common Stock would receive cash dividends on the shares of restricted Common Stock held by them. The amount ultimately realized by any named executive officer in respect of restricted Common Stock depends upon the value of the Corporation's Common Stock when the executive officer sells the shares, which can only occur after the restrictions lapse. At the end of fiscal year 1996, each of Messrs. Palmer, Christ, Pesatori, Rando and Strecker held 8,687, 1,687, 6,250, 1,687 and 5,125 shares of restricted stock, respectively. The value of the restricted shares held by each of Messrs. Palmer, Christ, Pesatori, Rando and Strecker at June 28, 1996, the last business day of the fiscal year, was, as of such date, $396,887, $77,075, $285,547, $77,075 and $234,148, respectively.

     (4) Represents matching contributions by the Corporation under its Savings and Investment Plan ("SAVE Plan") for each executive officer as follows: Mr. Palmer, $2,423, Mr. Christ, $2,247, Mr. Rando, $2,397, and Mr. Strecker, $2,417,
and under its SAVE Restoration Plan for each executive officer as follows: Mr. Palmer, $22,500, Mr. Christ, $7,503, Mr. Rando, $8,510, and Mr. Strecker, $8,200. Mr. Pesatori did not participate in the SAVE Plan.

     (5) Includes a stock option to purchase shares of the Corporation's Common Stock granted to the named executive officer in August 1995.

     (6) Reflects a stock option to purchase shares of the Corporation's Common Stock granted on August 21, 1996, shortly after the end of fiscal year 1996, to each of Messrs. Palmer, Christ, Rando and Strecker.

     (7) Represents the dollar value on August 21, 1996, the award date, of an award to Mr. Palmer of 8,000 shares of restricted Common Stock. On such date, the fair market value of the Common Stock was $37.75. Restrictions with respect to 50% of these shares will lapse on February 21, 1997 and the remaining restrictions will lapse on February 21, 1998. If the Corporation were to begin to pay dividends on its Common Stock, holders of restricted Common Stock would receive cash dividends on the shares of restricted Common Stock held by them. The amount ultimately realized by Mr. Palmer in respect of restricted Common Stock depends upon the value of the Corporation's Common Stock when Mr. Palmer sells the shares, which can only occur after the restrictions lapse.

     (8) The amount shown for Mr. Pesatori for fiscal year 1994 represents the dollar value on the date of grant of 10,000 shares of restricted Common Stock awarded to Mr. Pesatori during fiscal year 1994. The restrictions with respect to 50% of these shares lapsed on December 16, 1994 and the remaining restrictions lapsed on December 16, 1995. Mr. Pesatori did not hold any of these shares at the end of fiscal year 1996.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows information regarding grants of stock options during the fiscal year ended June 29, 1996 to the named executive officers. The table also includes grants of stock options to the named executive officers on August 21, 1996, and in May 1995 with respect to Mr. Palmer. Mr. Pesatori resigned as an executive officer of the Corporation in July 1996, and therefore, did not receive any stock options on August 21, 1996. The Corporation did not grant any stock appreciation rights during fiscal year 1996 nor during the period from the end of such fiscal year through August 21, 1996.

                                    INDIVIDUAL GRANTS                                         GRANT DATE VALUE
- -----------------------------------------------------------------------------------------     ----------------
                                                  % OF TOTAL      EXERCISE
                                                 OPTIONS/SARS     OR BASE                        GRANT DATE
                                  OPTIONS/SARS    GRANTED TO       PRICE       EXPIRATION         PRESENT
              NAME                  GRANTED      EMPLOYEES(1)      ($/SH)         DATE          VALUE($)(2)
              ----                ------------   ------------     --------     ----------     ----------------
Robert B. Palmer................    185,000(3)        2.8%          $37.75       8/21/06         $2,421,296
                                    300,000(4)        4.6            48.187      8/20/05          5,032,882
Charles F. Christ...............     65,000(3)        1.0            37.75       8/21/06            850,726
                                    125,000(5)        1.9            42.625      8/14/05          1,854,983
Enrico Pesatori(6)..............          0            --            37.75          --               --
                                    150,000(5)        2.3            42.625      8/14/05          2,225,980
John D. Rando...................     65,000(3)        1.0            37.75       8/21/06            850,726
                                    125,000(5)        1.9            42.625      8/14/05          1,854,983
William D. Strecker.............     65,000(3)        1.0            37.75       8/21/06            850,726
                                     60,000(5)        0.9            42.625      8/14/05            890,392

- ---------------

     (1) Reflects percentage of total options granted to all employees from May 20, 1995 through August 21, 1996.

     (2) The Grant Date Present Values shown were determined using a Black-Scholes pricing model with the following assumptions and adjustments: stock price volatility of 35%, an interest rate of 6.3% representing the interest rate on a U.S. Treasury security on the dates of grant with a maturity date corresponding to that of the option term; and an assumed 3.6-year option term. The Corporation's use of this model should not be construed as an endorsement of its accuracy. Whether the model's assumptions will prove to be accurate cannot be known at the date of grant. The ultimate value of the options, if any, will depend on the future value of the Corporation's common stock, which cannot be forecast with reasonable accuracy, and on the holder's investment decisions.

     (3) Includes incentive and non-qualified stock options granted to Mr. Palmer and non-qualified stock options granted to each of Messrs. Christ, Rando and Strecker on August 21, 1996, shortly after the end of fiscal year, under the Corporation's 1995 Equity Plan, at exercise prices equal to the fair market value of the Corporation's Common Stock on the date of grant. The options have a term of ten years and become exercisable ratably over three years from the date of grant.

     (4) Represents a non-qualified stock option granted to Mr. Palmer in May 1995 under the Corporation's 1990 Equity Plan at an exercise price equal to the fair market value of the Corporation's Common Stock on the date of grant. The option has a term of ten years and 90 days and becomes exercisable ratably over three years from the date of grant.

     (5) Includes incentive and non-qualified stock options granted to each of Messrs. Christ, Pesatori, Rando and Strecker on August 14, 1995 under the Corporation's 1990 Equity Plan at exercise prices equal to the fair market value of the Corporation's Common Stock on the date of grant. The options each have a term of ten years and become exercisable ratably over three years from the date of grant.

     (6) Mr. Pesatori resigned as an officer and employee of the Corporation in July 1996.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     The following table summarizes for each of the named executive officers the number of stock options exercised during the fiscal year ended June 29, 1996, the aggregate dollar value realized upon exercise, and the dollar value of in-the-money, unexercised options held at June 29, 1996. None of the named executive officers hold any SARs. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise price of the option. The value of unexercised, in-the-money options at fiscal year-end is the difference between the exercise price and the fair market value of the underlying stock on June 28, 1996, the last business day of the fiscal year. The closing price of the Corporation's Common Stock on the New
York Stock Exchange on such date was $45.6875.

                                                     NUMBER OF SECURITIES
                                                          UNDERLYING                VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS/SARS         IN-THE-MONEY OPTIONS/
                        SHARES                         AT FY-END(#)(1)                SARS AT FY-END($)
                       ACQUIRED       VALUE     ------------------------------   ---------------------------
                    ON EXERCISE(#)   REALIZED                   RESTRICTED/                     RESTRICTED/
        NAME             (2)           ($)      EXERCISABLE   UNEXERCISABLE(1)   EXERCISABLE   UNEXERCISABLE
        ----        --------------   --------   -----------   ----------------   -----------   -------------
Robert B. Palmer....     1,800       $ 63,675     413,650         422,850         $2,460,851     $1,327,061

Charles F. Christ...    20,800        632,222      53,100         195,100            699,997      1,618,667

Enrico
  Pesatori(3).......    18,000        612,037      37,500         187,500            887,078      1,253,825

John J. Rando.......    17,060        881,428      33,285         151,030            480,586        859,956

William D.
  Strecker..........    20,820        686,233      50,150         121,850            506,378        678,089

- ---------------

     (1) A portion of these options represent immediately exercisable restricted stock options, with restrictions on disposition of the underlying shares lapsing ratably over periods of three to ten years from date of grant. The number of underlying shares subject to such options on June 29, 1996 for the named executive officers was as follows: Mr. Palmer, 127,800; Mr. Christ, 13,000; Mr. Rando, 8,650 and Mr. Strecker, 13,200. 40,000, 30,000 and 30,000 of the
remaining options held by Messrs. Palmer, Christ and Strecker, respectively, were granted during fiscal year 1992, expire in March 1997, and become exercisable at the rate of 20% per year but may not be exercised unless and until the Corporation's stock price averages at least $100 over 90 consecutive trading days. The remaining options held by Messrs. Palmer, Christ, Pesatori, Rando and Strecker were granted during fiscal years 1994, 1995 and 1996 and become exercisable ratably over three years. Does not include options granted to such executive officers on August 21, 1996. See "Summary Compensation Table" and "Option/SAR Grants in Last Fiscal Year."


     (2) In the case of Mr. Strecker, includes 1,320 shares acquired by Mr. Strecker's wife on exercise of stock options held by her.

     (3) Mr. Pesatori resigned as an officer and employee of the Corporation in July 1996.

PENSION PLANS

     The Corporation and its subsidiaries have pension plans covering substantially all of their employees. Effective March 1, 1996, the Corporation's defined benefit pension plan (the "Prior Pension Plan") for its U.S. employees was amended and renamed the Cash Account Pension Plan (the "New Pension Plan").

     Under the Prior Pension Plan, benefits were based upon the employee's earnings during service with the Corporation and were payable after retirement in the form of annuities or a lump sum benefit and the annual amount payable upon retirement at age 65 was, in general, 1.5% of the aggregate amount of the participant's eligible compensation earned on and after July 1, 1989. Those persons who were active participants under the Prior Pension Plan on July 1, 1989, or who later become active participants and were credited with prior service, were also eligible to receive 1.5% of the average of the participant's annual compensation between July 1, 1984 and July 1, 1989, multiplied by the number of years of accredited service prior to July 1, 1989.

     Under the New Pension Plan, benefits for U.S. employees are based upon the employee's eligible earnings during service with the Corporation, and are credited quarterly by the Corporation at the rate of 4% of the employee's total eligible pay for that quarter, plus interest. The accumulated, vested account balance is payable in one lump sum or in monthly payments, as elected by the participant, upon the employee's retirement or termination of employment with the Corporation. The opening account balance under the New Pension Plan for employees who were participants under the Prior Pension Plan on February 29, 1996 was determined by calculating the highest of (a) the lump sum value of the benefit that would have been payable under the Prior Pension Plan as of February 29, 1996, (b) the lump sum value of the benefit that would have been payable under the Prior Pension Plan but using average pay for the five-year period ending June 30, 1995, in place of average pay during all years of employment with the Corporation, or (c) a percentage factor (between 4.5% and 7.0%) times years of service times base pay as of December 18, 1995. The New Pension Plan continues the Prior Pension Plan formula for five years for all employees who on February 29, 1996 had reached age 50 and had completed at least five years of vesting service, or who were age 60 or older. At the earlier of March 31, 2001 or the employee's date of termination, his or her benefit will be the greater of the value of the benefit accrued under the Prior Pension Plan's formula or the employee's then current account balance under the New Pension Plan. A participant is 100% vested in his or her benefit after completing five years of vesting service with the Corporation. For purposes of calculating a participant's pension benefit under either the Prior Pension Plan or the New Pension Plan, annual compensation is currently limited to $150,000, subject to adjustment to reflect cost of living increases, pursuant to the Internal Revenue Code of 1986, as amended (the "Code").

     The Digital Equipment Corporation Restoration Pension Plan (the "Restoration Plan"), adopted effective as of May 1, 1992 (amended and renamed the Digital Equipment Corporation Cash Account Pension Plan effective as of March 1, 1996), compensates the Corporation's employees for reductions in the benefits calculated under either the Prior or the New Pension Plan, as the case may be, due to legislative and regulatory limitations. The Restoration Plan, which is a non-qualified plan under the Code, and which is unfunded, provides additional retirement compensation equal to the difference between the benefit a participant would receive under either Pension Plan without the legislative and regulatory limitations and the benefit actually payable to the participant under either Pension Plan.

     Estimated annual retirement benefits payable as a straight life annuity under the New Pension Plan and Restoration Plan at age 65 based on projected compensation and continued employment for the following individuals would be:
Mr. Palmer, $185,496; Mr. Christ, $63,996; Mr. Rando, $239,568; and Mr.
Strecker, $191,052. Mr. Pesatori resigned as an officer and employee of the Corporation in July 1996 prior to the time any of his retirement benefits under the Prior or New Pension Plan (and respective Restoration Plans) vested.

     In addition, the Corporation has a Savings and Investment Plan ("SAVE Plan") which allows eligible U.S. employees to defer up to 12% (14% as of June 30, 1996) of their eligible compensation on a tax-deferred basis into a tax exempt trust pursuant to rules set forth in the Code. Beginning in fiscal year 1996, the Corporation makes a matching contribution to the trust for the benefit of each participant in the SAVE Plan at the rate equal to the lesser of (a) 33-1/3% of such employee's contributions or (b) 2% of such employee's annual eligible compensation (subject to Code limitations). The employee accounts are invested by the plan trustee in up to nine investment alternatives, as directed by the employee. Annual employee pre-tax deferrals are currently limited to $9,500 for the 1996 calendar year.

     The Digital Equipment Corporation SAVE Restoration Plan was adopted effective on July 1, 1995. The SAVE Restoration Plan, which is a non-qualified plan under the Code and is unfunded, allows any SAVE Plan participant whose annual eligible compensation is at least $150,000 (subject to adjustment to reflect cost of living increases) and who defers the maximum amount of his or her eligible compensation under the SAVE Plan for the year to receive a credit equal to 2% of the amount by which such employee's eligible compensation for that year exceeds $150,000 (as adjusted), resulting in a total matching contribution equal to what would have otherwise been provided under the SAVE Plan but for legislative and regulatory limitations. See "Summary Compensation Table."

EMPLOYMENT ARRANGEMENTS

     Mr. Pesatori resigned as an employee and Vice President of the Corporation in July 1996. Pursuant to his offer of employment in 1993, Mr. Pesatori is entitled to receive his base salary on the date of termination for twenty-four months, unless he accepts employment with a competitor of the Corporation. Accordingly, the Corporation has entered into a severance agreement with Mr. Pesatori which provides for payment to him, in monthly installments, of up to a total of $1,300,000 plus continued benefits for Mr. Pesatori and his dependents for so long as such severance payments continue.

STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the five-year return for the Corporation's
Common Stock against the Standard & Poor's ("S&P") 500 Stock Index and the S&P
Computer Systems Index. The graph assumes $100 was invested on June 28, 1991 in the Corporation's Common Stock and $100 was invested at that time in each of the S&P indexes. The comparative data assumes that all dividends, if any, were reinvested.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

        DIGITAL EQUIPMENT CORPORATION, S&P 500, AND S&P COMPUTER SYSTEMS

                                    DIGITAL                         S&P 500
      MEASUREMENT PERIOD           EQUIPMENT                       COMPUTER
    (FISCAL YEAR COVERED)         CORPORATION       S&P 500         SYSTEMS
            1991                     100.0           100.0           100.0
            1992                      58.0           113.4           100.2
            1993                      68.7           128.7            67.9
            1994                      31.9           130.6            72.8
            1995                      68.5           164.5           120.9
            1996                      75.8           207.2           135.8

               COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Management Development Committee (the "Committee") of the Board of Directors is composed of four independent non-employee directors. The Committee is responsible for approving executive officer compensation and for administering the cash incentive and equity participation plans that govern the variable compensation paid to senior management of the Corporation. The following report describes the Corporation's executive compensation practices and the actions of the Committee regarding compensation paid to executive officers for fiscal year 1996.

     The Corporation's executive compensation programs are designed to link the level of executive compensation to corporate, organizational and individual performance, and to variations in shareholder value. In addition, these programs are intended to motivate executives to improve the Corporation's financial performance and to make executives accountable for the performance of the business units or functions for which they are responsible. It is also a goal of these programs to attract and retain talented executives, which the Committee believes can be particularly challenging during periods of transition in the Corporation and volatility in the information technology industry. The Corporation's compensation philosophy provides that variable short and long-term incentive compensation, particularly stock options, will constitute a significant portion of executive compensation.

     The Committee's compensation decisions and awards for fiscal year 1996 generally were weighted toward vehicles which would provide incentives for executives to improve the Corporation's financial performance and link the level of executive compensation to variations in shareholder value. As in past years, the Committee reviewed the total compensation of the named executive officers and those other executive officers who report directly to Mr. Palmer relative to the compensation of executives of other large and competitor companies, including companies in the Standard & Poor's Computer Systems Index, others in the Corporation's industry and select cross-industry "Fortune 100" companies, all of which shall be referred to as the "Comparison Group." The Committee also reviewed each executive officer's performance and the performance of the business unit or function for which such officer was responsible.

     The Corporation's standard executive compensation program consists of three major elements: base salary, short-term cash and long-term incentives principally in the form of fair market value stock options. The Committee combines these elements to address the following objectives:

        - attract and retain talented executives by paying them a competitive base salary;

        - reward targeted and superior corporate, organizational and individual performance through cash incentives;

        - motivate and encourage performance that increases shareholder value and contributes to the future success of the Corporation through grants of stock options and, when appropriate, awards of restricted stock.

     Base Salaries. Base salary levels are determined relative to external market and Comparison Group practices, the internal scope and impact of the job and the overall performance of the Corporation. Whereas the Corporation strives to set base salary levels at the competitive median to attract and retain key talent and from time to time adjusts the salaries of executive officers to achieve these objectives, the Corporation's compensation philosophy is to reward individual performance principally through short and long-term incentives rather than permanent increases to base salary.

     Mr. Rando, Vice President and General Manager, Digital Services Division, received a salary increase during fiscal year 1996 in order to bring his salary in line with the competitive salary range for his position. No other named executive officer received a salary increase in fiscal year 1996.

     Cash Incentives. The purpose of the Corporation's Executive Incentive Plan is to motivate and reward key employees, including executive officers, for corporate, organizational and individual performance for any given year. Through the establishment each year of corporate, organizational and personal objectives which take into account the state of the Corporation's business and the environment in which the Corporation competes, the Plan seeks to reinforce and encourage the management behaviors necessary for success, including teamwork, intelligent risk-taking and leadership. The program for fiscal year 1996 provided each participant, including all executive officers, with an opportunity for a cash incentive based on the Corporation's achievement of certain financial objectives related to net income, on individual contribution to the Corporation's strategic objectives, and for participants affiliated with the Corporation's business units, on achievement of performance targets established at the beginning of the year (including revenue, cash flow and net income) for the applicable business.

     Although certain business units achieved their performance targets for the year, the Committee and the Chairman of the Board determined that it would not be appropriate to pay cash bonuses for fiscal 1996 under the Executive Incentive Plan, given the Corporation's consolidated net loss for the year. Accordingly, the executive officers did not receive any cash incentive payments for fiscal year 1996.

     Equity Participation Plans. Stock options continue to be a major component of the Corporation's compensation strategy because this compensation vehicle closely aligns the interests of management with those of stockholders. Stock options are periodically granted to executive officers based on an assessment of each officer's potential to contribute to the future success of the Corporation and relative to practices of companies in the Comparison Group. In determining the size and vesting schedules of these grants, the Committee considered the continuing challenges facing the Corporation and its senior management team as the Corporation implements the additional restructuring actions planned at the end of the fiscal year and seeks to improve further its financial performance, as well as the practices of companies in the Comparison Group. Consistent with its articulated compensation philosophy, shortly after the end of the fiscal year, the Corporation granted to all executive officers, including each of the named executive officers with the exception of Mr. Pesatori, incentive and non-qualified stock options at an exercise price equal to the fair market value of the Common Stock on the date of grant. The options carry a ten-year term, and become exercisable ratably over three years and are reflected in the Summary Compensation Table.

     Chief Executive Compensation. Mr. Palmer's annual base salary for fiscal year 1996 remained at the prior year's level of $900,000. Consistent with the Corporation's compensation philosophy to reward individual performance principally through short and long-term incentives rather than permanent increases to salary, Mr. Palmer's base salary was not adjusted during the year. Mr. Palmer also participated in the Corporation's Executive Incentive Plan. Mr. Palmer's cash incentive opportunity under the Plan was based on the achievement of a corporate-wide net profit target established at the beginning of fiscal year 1996.

     As noted above, the Corporation did not achieve its corporate-wide profitability target for fiscal year 1996. Accordingly, Mr. Palmer did not receive an award under the Executive Incentive Plan for fiscal year 1996. The Committee acknowledged, however, Mr. Palmer's considerable achievements for the Corporation in fiscal year 1996, including his leadership in furthering the Corporation's strategic alliances with several major software companies and in increasing market recognition of the Corporation's Alpha architecture and market acceptance of the Corporation's Alpha-based systems and servers. In recognition of his achievements, Mr.

Palmer received an award of restricted stock, as reflected in the Summary Compensation table above, shortly after the close of the fiscal year.

     In August 1996, the Committee granted to Mr. Palmer incentive and non-qualified stock options to purchase a total of 185,000 shares of the Corporation's Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date of grant. The options carry a term of ten years and are exercisable ratably over three years. In determining the size and vesting schedule of Mr. Palmer's stock option grant, the Committee considered Mr. Palmer's noted achievements, the challenges facing the Chief Executive Officer as he leads the Corporation through the next phase of its transformation and the practices of companies in the Comparison Group.

     The Committee periodically reviews Mr. Palmer's total compensation, as well as the components thereof, with an outside compensation consultant. The Committee believes that Mr. Palmer's total compensation is appropriate, taking into account the significance of his responsibilities, the performance of the Corporation and the compensation of chief executive officers of companies within the Comparison Group.

     Compensation Deductibility. The Committee has reviewed the potential consequences for the Corporation of Internal Revenue Code section 162(m), which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers of a corporation. This provision excludes certain forms of "performance-based compensation" from the compensation taken into account for purposes of that limit, such as the value of stock options granted under the Corporation's 1990 Equity Plan or the 1995 Equity Plan. Payments under the Corporation's Executive Incentive Plan are not so excluded; however, no cash compensation was paid thereunder to any executive officer for fiscal year 1996. Accordingly, Section 162(m) essentially had no impact on the Corporation's consolidated results of operations for fiscal year 1996. The Committee will continue to monitor the impact of this provision on the Corporation.

Compensation and Management Development Committee:

Thomas L. Phillips, Chairman
Robert R. Everett
Thomas P. Gerrity
Delbert C. Staley

            PROPOSAL TO AMEND THE 1968 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE

     On June 20, 1996, the Board of Directors amended the 1968 Employee Stock Purchase Plan (the "Employee Plan") to increase the number of shares subject thereto by 5,000,000 shares. The amendment will become effective only upon approval by the stockholders. This increase in shares is needed to enable the Corporation to continue operating the Employee Plan for the benefit of eligible employees.

     The Board of Directors recommends a vote FOR approving the amendment to the Employee Plan.

DESCRIPTION OF THE 1968 EMPLOYEE STOCK PURCHASE PLAN

     In 1968 the Board of Directors and the stockholders adopted the Employee Plan for substantially all employees of the Corporation and its participating subsidiaries, other than directors of the Corporation. Since adoption of the Employee Plan, a total of 43,800,000 shares have been authorized for issuance thereunder. At August 1, 1996, approximately 26,800 employees were eligible to participate in the Employee Plan, and approximately 15,450 employees were participating.

     The Employee Plan permits employees to purchase shares of the Corporation's Common Stock twice yearly through accumulated payroll deductions, up to a maximum of 10% of total compensation. The six-month periods June 1 to November 30 and December 1 to May 31 are the payment periods ("Payment Period") during which payroll deductions are accumulated under the Employee Plan. The price at which shares are purchased is an amount equal to 85% of the fair market value of the stock on the first or last business day of the applicable six-month Payment Period, whichever is lower.

     The Board of Directors may terminate or amend the Employee Plan, provided that no amendment shall, without stockholder approval, increase the number of shares of Common Stock to be offered under the Plan or change the class of employees eligible to participate in the Plan.

     During the period July 2, 1995 through June 29, 1996, executive officers of the Corporation purchased shares under the Employee Plan as follows: Mr. Pesatori, 429 shares; Mr. Rando, 429 shares; all current executive officers as a group, 1,620 shares; and all employees as a group (excluding current and named executive officers but including current officers who are not executive officers), 2,061,374 shares.

     At August 1, 1996, 41,797,758 shares had been purchased by employees under the Employee Plan and 2,002,242 shares remained available.

TAX ASPECTS UNDER THE U.S. INTERNAL REVENUE CODE

     Generally, the following tax consequences under the United States Internal Revenue Code of 1986, as amended (the "Code"), are applicable to shares purchased under the Employee Plan:

     1. No taxable income will be realized by the employee at the time of the purchase of the shares.

     2. If the employee disposes of the shares two years or more after the date of the beginning of the Payment Period when the employee acquired the shares, then the employee at that time will recognize as taxable compensation income an amount equal to the lesser of:

          (a) the excess of the fair market value of the shares on the date of such disposition over the price at which the shares were purchased, or

          (b) 15% of the fair market value of the shares at the beginning of the Payment Period.

     In addition, the employee may recognize a long-term capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the basis of the shares (i.e., the purchase price plus the amount, if any, taxed as compensation income).

     3. If the employee disposes of the shares within two years after the date of the beginning of the Payment Period when the employee acquired the shares, the employee at that time will recognize taxable compensation income equal to the fair market value of the shares on the date of purchase (the last business day of the applicable Payment Period) less the amount paid for the shares. In addition, the employee will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the basis of the shares (i.e., in this case, the purchase price plus the amount taxed as compensation income.) If the employee holds the shares for more than one year, this gain or loss will be a long-term capital gain or loss.

     4. The Corporation will be entitled to a deduction for federal income tax purposes in an amount equal to the amount which is considered ordinary compensation income if the employee disposes of the shares within two years of the beginning of the Payment Period when the employee acquired the shares.

        PROPOSAL TO AMEND THE 1981 INTERNATIONAL EMPLOYEE STOCK PURCHASE
          PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE

     On June 20, 1996, the Board of Directors amended the 1981 International Employee Stock Purchase Plan (the "International Plan") to increase the number of shares subject thereto by 2,500,000 shares. The amendment will become effective only upon approval by the stockholders. This increase in shares is needed to enable the Corporation to continue operating the International Plan for the benefit of eligible employees.

     The Board of Directors recommends a vote FOR approving the amendment to the International Plan.

DESCRIPTION OF THE 1981 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

     In 1981, the Board of Directors and the stockholders adopted the International Plan. Since adoption of the International Plan, a total of 13,600,000 shares have been authorized for issuance thereunder. At August 1, 1996 approximately 24,950 employees were eligible to participate in the International Plan, and approximately 11,780 employees were participating.

     The provisions of the International Plan are substantially the same as the Employee Plan described above. The International Plan was adopted in order to extend the benefits of the Employee Plan to employees of selected non-U.S. subsidiaries of the Corporation or branches thereof. The International Plan is not intended to be a tax-qualified plan under the Code.

     The Board of Directors may terminate or amend the International Plan, provided that no amendment shall, without stockholder approval, increase the number of shares of Common Stock to be offered under the Plan or change the class of employees eligible to participate in the Plan.

     During the period July 2, 1995 through June 29, 1996, no executive officers purchased shares under the International Plan and all employees as a group (excluding current and named executive officers but including current officers who are not executive officers) purchased a total of 1,278,322 shares under the International Plan.

     At August 1, 1996, 11,395,698 shares had been purchased under the International Plan and 2,204,302 shares remained available.

     Employees participating in the International Plan will be subject to taxation in accordance with the laws of the countries where they are resident or employed. Accordingly, the tax consequences applicable to employees will vary depending on the country. Because the

International Plan is not a U.S. tax-qualified plan, employees of participating foreign subsidiaries who are U.S. citizens or resident aliens also recognize taxable compensation income under the Code, but may be entitled, with certain limitations, to a U.S. foreign tax credit equal to the taxes paid to foreign countries in respect of the shares.

                     RATIFICATION OF SELECTION OF AUDITORS

     The Audit Committee of the Board of Directors has selected the firm of Coopers & Lybrand L.L.P., independent accountants, to serve as auditors for the fiscal year ending June 28, 1997, subject to ratification by the stockholders. Coopers & Lybrand L.L.P. has served as the Corporation's auditors since the organization of the Corporation. The Board of Directors recommends a vote FOR ratification of this selection. It is expected that a member of the firm of Coopers & Lybrand L.L.P. will be present at the Meeting, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.

                           EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Corporation. In addition to soliciting stockholders through its regular employees, the Corporation will request banks and brokers to solicit customers of theirs who have shares of Common Stock of the Corporation registered in the name of a nominee. The Corporation will reimburse such banks and brokers for their reasonable out-of-pocket costs, at the rates suggested by the New York Stock Exchange. Solicitation by officers and employees of the Corporation may also be made of some stockholders in person, or by mail, telephone or telegraph, following the original solicitation. Georgeson & Company Inc. has been retained by the Corporation to assist with the solicitation of proxies at a cost to the Corporation estimated not to exceed $15,000.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Proposals of stockholders intended for inclusion in the proxy statement to be mailed to all stockholders entitled to vote at the 1997 Annual Meeting of Stockholders of the Corporation must be received at the Corporation's principal executive offices not later than May 22, 1997. In order to curtail controversy as to the date on which a proposal was received by the Corporation, proponents should submit their proposals by Certified Mail -- Return Receipt Requested.

September 19, 1996

                                                 SOLICITED BY BOARD OF DIRECTORS

                         DIGITAL EQUIPMENT CORPORATION

                         PROXY FOR 1996 ANNUAL MEETING

   The undersigned hereby appoints Robert B. Palmer and Thomas C. Siekman, and each of them, as attorneys of the undersigned, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Digital Equipment Corporation to be held on November 14, 1996, at 11:00 A.M. at the World Trade Center, Commonwealth Pier, 164 Northern Avenue, Boston, Massachusetts, and at any adjournment thereof, upon the matters set forth in the proxy statement for such Annual Meeting. The foregoing attorneys are authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

   ELECTION OF CLASS I DIRECTORS: THE NOMINEES FOR THE BOARD OF DIRECTORS TO
                                  SERVE FOR A THREE-YEAR TERM AS CLASS I
                                  DIRECTORS ARE:

           Frank P. Doyle, Kathleen F. Feldstein and Robert B. Palmer

   INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below. (To vote or withhold authority for all nominees, see below.)

- --------------------------------------------------------------------------------

THIS PROXY WILL BE VOTED AS SPECIFIED, OR WHERE NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF CLASS I DIRECTORS, AND FOR THE PROPOSALS IN ITEMS 2, 3 AND 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND THE PROPOSALS IN ITEMS 2, 3 AND 4.

1. To elect three members of the Board of Directors for a three-year term as
   Class I Directors consisting of the foregoing nominees.                     / / FOR   / / WITHHOLD AUTHORITY
                                                                     (continued and to be signed and dated on other side)




2. To approve the amendment to the 1968 Employee Stock Purchase Plan to
   increase the number of shares subject thereto by 5,000,000 shares.          / / FOR   / / AGAINST   / / ABSTAIN

3. To approve the amendment to the 1981 International Employee Stock
   Purchase Plan to increase the number of shares subject thereto by
   2,500,000 shares.                                                           / / FOR   / / AGAINST   / / ABSTAIN

4. To ratify the selection of Coopers & Lybrand L.L.P. as auditors for the
   fiscal year ending June 28, 1997.                                           / / FOR   / / AGAINST   / / ABSTAIN

   The undersigned plans to attend the Annual Meeting / /

                                               Signature(s)
                                               .................................

                                               .................................

                                               Date......................., 1996

                                               NOTE: SIGNATURE(S) SHOULD AGREE
                                               WITH NAME(S) AS PRINTED ON THIS
                                               PROXY. IF SIGNING AS ATTORNEY,
                                               EXECUTOR, ADMINISTRATOR, TRUSTEE
                                               OR GUARDIAN, PLEASE GIVE YOUR
                                               FULL TITLE AS SUCH.
                                                PLEASE SIGN AND RETURN PROMPTLY
                                                     IN ENCLOSED ENVELOPE